Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Mark Oswald (734) 855-3140

Media Contact:
John Wilkerson (734) 855-3864
TRW Automotive Withdraws Full-Year 2008 Guidance; Expects Third Quarter Net Loss.
LIVONIA, MICHIGAN, October 7, 2008 — TRW Automotive Holdings Corp. (NYSE: TRW), today announced the withdrawal of its Full-Year 2008 sales and earnings guidance provided on July 31, 2008. In addition, the Company now expects a net loss for its 2008 third quarter on lower than anticipated sales, significantly higher restructuring expenses and increased commodity costs.
In recent months and subsequent to providing the 2008 Full-Year guidance on July 31, 2008, both actual and forecasted levels of vehicle production in Europe and North America have declined. In addition, the mix shift away from pickup trucks and sport utility vehicles to smaller and more fuel efficient cars in North America and from large and mid-sized passenger cars to small cars in Europe is having a more dramatic impact than previously anticipated. The effects of the lower vehicle production levels, mix shift of vehicles produced and the increased commodity costs will negatively impact the Company’s second half. Given these challenges, TRW continues to realign its capacity and reduce its fixed cost structure, which will result in a higher level of restructuring and asset impairment expense in the second half of 2008.
“It has truly been an unprecedented period for the automotive industry. The challenges of lower production and commodity inflation have worsened in North America and conditions in Europe have now deteriorated.” said John Plant, TRW’s President and CEO. “We are taking the actions expected in this environment to adjust our cost base to ensure the competitiveness of the business and to align our organization with changing industry conditions as we move into 2009.”

TRW plans to provide updated guidance for Full-Year 2008 when the Company announces its third quarter financial results on October 30, 2008.
Third Quarter 2008 Conference Call
The Company will host its third quarter conference call at 8:00 a.m. (EDT) on Thursday, October 30, 2008 to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.
A replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 66236676. A live audio webcast and subsequent replay of the conference call will also be available on the Company’s website at www.trw.com/results.
About TRW
With 2007 sales of $14.7 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 27 countries and employs approximately 66,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which can cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2007 (our “Form 10-K”), and in our Reports on Form 10-Q for the quarters ended March 28 and June 27, 2008, such as: rapidly changing conditions in the automotive industry and disruptions in the financial markets make our sales and operating results difficult to forecast; loss of market share, production cuts and capacity reductions by domestic North American vehicle manufacturers and a market shift in vehicle mix in North America and resulting restructuring initiatives, including bankruptcy actions, of our suppliers and customers; sharply increasing commodity inflationary pressures adversely affecting our profitability and supply base, including any resulting inability of our suppliers to perform as we expect; escalating pricing pressures from our customers; our dependence on our largest customers; product liability, warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; our substantial debt and resulting vulnerability to an economic or industry downturn and to rising interest rates; cyclicality of automotive production and sales; risks associated with non-U.S. operations, including economic uncertainty in some regions; contraction in consumer spending, a market shift in vehicle mix and production cuts in Europe; any impairment of our goodwill or other intangible assets; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; any increase in the expense and funding requirements of our pension and other postretirement benefits; assertions by or against us relating to intellectual property rights; volatility in our annual effective tax rate resulting from a change in earnings mix or other factors; adverse effects of environmental and safety regulations; the possibility that our largest shareholder’s interests will conflict with ours; and other risks and uncertainties set forth in our Report on Form 10-K and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to release publicly any revision to any of these forward-looking statements.